UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 2, 2022
Latch, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39688	85-3087759
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

508 West 26th Street, Suite 6G, New York, NY	10001
(Address of principal executive offices)	(Zip Code)
(917) 338-3915
Registrant’s telephone number, including area code
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	LTCH	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of Common stock at an exercise price of $11.50 per share	LTCHW	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 2, 2022, Latch, Inc. (the “Company”) entered into a severance benefits agreement (the “Benefits Agreement’) with Barry Schaeffer, Interim Chief Financial Officer and Treasurer of the Company. The Benefits Agreement is effective as of December 2, 2022 (the “Effective Date”) and has a one-year term (the “Term”). Pursuant to the Benefits Agreement, upon a termination without cause during the Term, Mr. Schaeffer is entitled to receive an amount in cash equal to, as of the date of termination, one-half the sum of his base salary plus, if he is Interim Chief Financial Officer as of termination, his annualized Interim Chief Financial Officer monthly bonus (the “CFO Bonus” and, together with his base salary, the “Executive Cash Compensation”). As of the Effective Date, the Executive Cash Compensation would be approximately $448,000, which includes the current CFO Bonus of $14,000 per month. If Mr. Schaeffer is terminated without cause during the Term and is or was moved to a position other than Interim Chief Financial Officer or Chief Financial Officer less than four months prior to termination, he is entitled to receive an amount in cash equal to one-half of Mr. Schaeffer’s Executive Cash Compensation as of his final day serving as Interim Chief Financial Officer. In both instances, Mr. Schaeffer is also entitled to receive six months of premium payments for plans under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).

During the Term, upon termination without cause or resignation with good reason in the three month period prior to a change of control or on or within 12 months following a change of control, Mr. Schaeffer is entitled to receive an amount in cash equal to, as of the date of termination, the sum of his Executive Cash Compensation and annual target bonus. If in connection with a change in control and during the Term, Mr. Schaeffer is terminated without cause or resigns with good reason in the three month period prior to a change of control or on or within 12 months following a change of control and Mr. Schaeffer was moved to a position other than Interim Chief Financial Officer or Chief Financial Officer less than four months prior to termination, he is entitled to receive an amount in cash equal to the sum of his Executive Cash Compensation plus his annual target bonus, in each case, as of his final day serving as Interim Chief Financial Officer. In both instances, Mr. Schaeffer is also entitled to 12 months of premium payments under COBRA and the acceleration of the vesting of 50% of his then-unvested equity awards.

Receipt of any benefits under the Benefits Agreement is subject to execution and non-revocation of a release of claims in the form attached thereto. A copy of the Benefits Agreement is included in this report as Exhibit 10.1 and is incorporated herein by reference.
Item 9.01.    Financial Statement and Exhibits.

Exhibit Number	Description

10.1	Severance Benefits Agreement by and between Latch, Inc. and Barry Schaeffer, dated as of December 2, 2022.
104	Cover Page Interactive Data File, formatted in Inline XBRL (included as Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Latch, Inc.

Date:	December 5, 2022	By:	/s/ Priyen Patel
		Name:	Priyen Patel
		Title:	Senior Vice President and General Counsel